UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A
                                 Amendment No. 3

                    Under the Securities Exchange Act of 1934

                             Pogo Producing Company
                             ----------------------
                                (Name of Issuer)

                     Common Stock, par value $1.00 per share
                         (Title of Class of Securities)

                                    730448107
                                    ---------
                                 (CUSIP Number)

                                 Mark Rosenbaum
                                   Goelet, LLC
                                 425 Park Avenue
                                   28th Floor
                            New York, New York 10022
                            Telephone: (212) 588-9555
            ---------------------------------------------------------
            (Name, Address and Telephone Number of Persons Authorized
                     to Receive Notices and Communications)

                                    Copy to:
                              Peter J. Rooney, Esq.
                               Shearman & Sterling
                              599 Lexington Avenue
                            New York, New York 10022
                            Telephone: (212) 848-4000

                        February 5, 2002 to March 6, 2002
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box {_}.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 730448107

----- -------------------------------------------------------------------------
1.    Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Trustees of the Trust under Agreement dated August 26, 1930 f/b/o Beatrice G. Manice

----- -------------------------------------------------------------------------

2.    Check the Appropriate Box if a Member of a Group

      (a)  {X}
      (b)  {   }

----- -------------------------------------------------------------------------


3.    SEC Use Only

----- -------------------------------------------------------------------------
4.
      Source of Funds (See Instructions)

      N/A

----- -------------------------------------------------------------------------

5.    Check if Disclosure of Legal Proceedings is Required Pursuant to
      Item 2(d) or 2(e).  {  }

----- -------------------------------------------------------------------------

6.
      Citizenship or Place of Organization

      State of New York

----- -------------------------------------------------------------------------
7.
         Number of Shares            Sole Voting Power
      Beneficially Owned by          697,047
      Each Reporting Person
               with
                                     ------------------------------------------
8.                                   Shared Voting Power
                                     0
                                     ------------------------------------------

9.                                   Sole Dispositive Power
                                     0
                                     ------------------------------------------

10.                                  Shared Dispositive Power
                                     5,154,948

----- -------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person

      5,154,948

----- -------------------------------------------------------------------------

12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) { }

----- -------------------------------------------------------------------------
13.
      Percent of Class Represented by Amount in Row (11)

      9.6%

----- -------------------------------------------------------------------------

14.   Type of Reporting Person (See Instructions)

      OO
----- -------------------------------------------------------------------------

CUSIP No.  730448107

------ ------------------------------------------------------------------------
1.     Name of Reporting Person
       S.S. or I.R.S. Identification No. of Above Person

       Trustees of the Trust under Agreement dated July 27, 1935 f/b/o Beatrice G. Manice

------ ------------------------------------------------------------------------

2.     Check the Appropriate Box if a Member of a Group

       (a)  {X}
       (b)  {   }

------ ------------------------------------------------------------------------

3.     SEC Use Only

------ ------------------------------------------------------------------------
4.
       Source of Funds (See Instructions)

       N/A

------ ------------------------------------------------------------------------

5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
       Item 2(d) or 2(e).  {  }

------ ------------------------------------------------------------------------
6.
       Citizenship or Place of Organization

       State of Rhode Island

------ ------------------------------------------------------------------------
7.
          Number of Shares            Sole Voting Power
       Beneficially Owned by          224,051
       Each Reporting Person
                with

                                      -----------------------------------------
8.                                    Shared Voting Power
                                      0
                                      -----------------------------------------

9.                                    Sole Dispositive Power
                                      0

                                      -----------------------------------------
10.                                   Shared Dispositive Power
                                      5,154,948

------ ------------------------------------------------------------------------
11.    Aggregate Amount Beneficially Owned by Each Reporting Person

       5,154,948

------ ------------------------------------------------------------------------

12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) { }

------ ------------------------------------------------------------------------
13.
       Percent of Class Represented by Amount in Row (11)

       9.6%

------ ------------------------------------------------------------------------

14.    Type of Reporting Person (See Instructions)

       OO
------ ------------------------------------------------------------------------

CUSIP No.  730448107

------ ------------------------------------------------------------------------
1.     Name of Reporting Person
       S.S. or I.R.S. Identification No. of Above Person

       Trustees of the Trust under the Will of Robert Walton Goelet for the benefit of Beatrice G. Manice

------ ------------------------------------------------------------------------

2.     Check the Appropriate Box if a Member of a Group

       (a)  {X}
       (b)  {   }

------ ------------------------------------------------------------------------

3.     SEC Use Only

------ ------------------------------------------------------------------------
4.     Source of Funds (See Instructions)

       N/A

------ ------------------------------------------------------------------------

5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
       Item 2(d) or 2(e).  {  }

------ ------------------------------------------------------------------------
6.     Citizenship or Place of Organization

       State of Rhode Island

------ ------------------------------------------------------------------------
7.
          Number of Shares            Sole Voting Power
       Beneficially Owned by          149,367
       Each Reporting Person
                with
                                      -----------------------------------------

8.                                    Shared Voting Power
                                      0
                                      -----------------------------------------

9.                                    Sole Dispositive Power
                                      0
                                      -----------------------------------------

10.                                   Shared Dispositive Power
                                      5,154,948

------ ------------------------------------------------------------------------
11.    Aggregate Amount Beneficially Owned by Each Reporting Person

       5,154,948

------ ------------------------------------------------------------------------

12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) { }

------ ------------------------------------------------------------------------

13.    Percent of Class Represented by Amount in Row (11)

       9.6%

------ ------------------------------------------------------------------------

14.    Type of Reporting Person (See Instructions)
       OO
------ ------------------------------------------------------------------------

CUSIP No.  730448107

------ ------------------------------------------------------------------------
1.     Name of Reporting Person
       S.S. or I.R.S. Identification No. of Above Person

       Trustees of the Trust under Agreement dated August 26, 1930 f/b/o Robert G. Goelet

------ ------------------------------------------------------------------------

2.     Check the Appropriate Box if a Member of a Group

       (a)  {X}
       (b)  {   }

------ ------------------------------------------------------------------------

3.     SEC Use Only

------ ------------------------------------------------------------------------
4.     Source of Funds (See Instructions)

       N/A

------ ------------------------------------------------------------------------

5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
       Item 2(d) or 2(e).  {  }

------ ------------------------------------------------------------------------
6.     Citizenship or Place of Organization

       State of New York

------ ------------------------------------------------------------------------
7.
          Number of Shares            Sole Voting Power
       Beneficially Owned by          1,005,270
       Each Reporting Person
                with
                                      -----------------------------------------

8.                                    Shared Voting Power
                                      0

                                      -----------------------------------------
9.                                    Sole Dispositive Power
                                      0

                                      -----------------------------------------
10.                                   Shared Dispositive Power
                                      5,154,948

------ ------------------------------------------------------------------------

11.    Aggregate Amount Beneficially Owned by Each Reporting Person

       5,154,948

------ ------------------------------------------------------------------------

12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) { }

------ ------------------------------------------------------------------------
13.
       Percent of Class Represented by Amount in Row (11)

       9.6%

------ ------------------------------------------------------------------------

14.    Type of Reporting Person (See Instructions)

       OO
------ ------------------------------------------------------------------------

CUSIP No.  730448107

------- -----------------------------------------------------------------------
1.      Name of Reporting Person
        S.S. or I.R.S. Identification No. of Above Person

        Trustees of the Trust under Agreement dated July 27, 1935 f/b/o Robert G. Goelet

------- -----------------------------------------------------------------------

2.      Check the Appropriate Box if a Member of a Group

        (a)  {X}
        (b)  {   }

------- -----------------------------------------------------------------------

3.      SEC Use Only

------- -----------------------------------------------------------------------

4.      Source of Funds (See Instructions)

        N/A

------- -----------------------------------------------------------------------

5.      Check if Disclosure of Legal Proceedings is Required Pursuant to
        Item 2(d) or 2(e).  {  }

------- -----------------------------------------------------------------------

6.      Citizenship or Place of Organization

        State of Rhode Island

------- -----------------------------------------------------------------------

7.
           Number of Shares            Sole Voting Power
        Beneficially Owned by          323,123
        Each Reporting Person
                 with

                                       ----------------------------------------
8.                                     Shared Voting Power
                                       0

                                       ----------------------------------------
9.                                     Sole Dispositive Power
                                       0

                                       ----------------------------------------
10.                                    Shared Dispositive Power
                                       5,154,948

------- -----------------------------------------------------------------------

11.     Aggregate Amount Beneficially Owned by Each Reporting Person

        5,154,948

------- -----------------------------------------------------------------------

12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) { }

------- -----------------------------------------------------------------------

13.
        Percent of Class Represented by Amount in Row (11)

        9.6%

------- -----------------------------------------------------------------------


14.     Type of Reporting Person (See Instructions)

        OO
------- -----------------------------------------------------------------------

CUSIP No.  730448107

------- -----------------------------------------------------------------------
1.      Name of Reporting Person
        S.S. or I.R.S. Identification No. of Above Person

        Trustees of the Trust under the Will of Robert Walton Goelet f/b/o Robert G. Goelet

------- -----------------------------------------------------------------------


2.      Check the Appropriate Box if a Member of a Group

        (a)  {X}
        (b)  {   }

------- -----------------------------------------------------------------------


3.      SEC Use Only

------- -----------------------------------------------------------------------

4.      Source of Funds (See Instructions)

        N/A

------- -----------------------------------------------------------------------


5.      Check if Disclosure of Legal Proceedings is Required Pursuant to
        Item 2(d) or 2(e).  {  }

------- -----------------------------------------------------------------------

6.      Citizenship or Place of Organization

        State of Rhode Island

------- -----------------------------------------------------------------------

7.
           Number of Shares            Sole Voting Power
        Beneficially Owned by          323,122
        Each Reporting Person
                 with
                                       ----------------------------------------

8.                                     Shared Voting Power
                                       0
                                       ----------------------------------------

9.                                     Sole Dispositive Power
                                       0
                                       ----------------------------------------

10.                                    Shared Dispositive Power
                                       5,154,948

------- -----------------------------------------------------------------------

11.     Aggregate Amount Beneficially Owned by Each Reporting Person

        5,154,948

------- -----------------------------------------------------------------------


12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) { }

------- -----------------------------------------------------------------------

13.
        Percent of Class Represented by Amount in Row (11)

        9.6%

------- -----------------------------------------------------------------------


14.     Type of Reporting Person (See Instructions)

        00
------- -----------------------------------------------------------------------

CUSIP No.  730448107

------- -----------------------------------------------------------------------
1.      Name of Reporting Person
        S.S. or I.R.S. Identification No. of Above Person

        Trustees of the Trust under Agreement dated July 27, 1935 f/b/o Francis Goelet

------- -----------------------------------------------------------------------


2.      Check the Appropriate Box if a Member of a Group

        (a)  {X}
        (b)  {   }

------- -----------------------------------------------------------------------

3.      SEC Use Only

------- -----------------------------------------------------------------------

4.      Source of Funds (See Instructions)

        N/A

------- -----------------------------------------------------------------------

5.      Check if Disclosure of Legal Proceedings is Required Pursuant to
        Item 2(d) or 2(e).  {  }

------- -----------------------------------------------------------------------

6.
        Citizenship or Place of Organization

        State of Rhode Island

------- -----------------------------------------------------------------------

7.
           Number of Shares            Sole Voting Power
        Beneficially Owned by          224,051
        Each Reporting Person
                 with

                                       ----------------------------------------
8.                                     Shared Voting Power
                                       0

                                       ----------------------------------------
9.                                     Sole Dispositive Power
                                       0

                                       ----------------------------------------
10.                                    Shared Dispositive Power
                                       5,154,948

------- -----------------------------------------------------------------------

11.     Aggregate Amount Beneficially Owned by Each Reporting Person

        5,154,948

------- -----------------------------------------------------------------------


12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) { }

------- -----------------------------------------------------------------------

13.
        Percent of Class Represented by Amount in Row (11)

        9.6%

------- -----------------------------------------------------------------------


14.     Type of Reporting Person (See Instructions)

        OO
------- -----------------------------------------------------------------------

CUSIP No.  730448107

------- -----------------------------------------------------------------------
1.      Name of Reporting Person
        S.S. or I.R.S. Identification No. of Above Person

        Trustees of the Trust under Agreement dated December 18, 1931 f/b/o John Goelet

------- -----------------------------------------------------------------------


2.      Check the Appropriate Box if a Member of a Group

        (a)  {X}
        (b)  {   }

------- -----------------------------------------------------------------------


3.      SEC Use Only

------- -----------------------------------------------------------------------

4.      Source of Funds (See Instructions)

        N/A

------- -----------------------------------------------------------------------


5.      Check if Disclosure of Legal Proceedings is Required Pursuant to
        Item 2(d) or 2(e).  {  }

------- -----------------------------------------------------------------------

6.
        Citizenship or Place of Organization

        State of New York

------- -----------------------------------------------------------------------

7.
           Number of Shares            Sole Voting Power
        Beneficially Owned by          388,738
        Each Reporting Person
                 with
                                       ----------------------------------------

8.                                     Shared Voting Power
                                       0
                                       ----------------------------------------

9.                                     Sole Dispositive Power
                                       0
                                       ----------------------------------------

10.                                    Shared Dispositive Power
                                       5,154,948

------- -----------------------------------------------------------------------

11.     Aggregate Amount Beneficially Owned by Each Reporting Person

        5,154,948

------- -----------------------------------------------------------------------


12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) { }

------- -----------------------------------------------------------------------

13.
        Percent of Class Represented by Amount in Row (11)

        9.6%

------- -----------------------------------------------------------------------


14.     Type of Reporting Person (See Instructions)

        OO
------- -----------------------------------------------------------------------

CUSIP No.  730448107

------- -----------------------------------------------------------------------
1.      Name of Reporting Person
        S.S. or I.R.S. Identification No. of Above Person

        Trustees of the Trust under Agreement dated December 17, 1976 f/b/o grandchildren of John Goelet

------- -----------------------------------------------------------------------

2.      Check the Appropriate Box if a Member of a Group

        (a)  {X}
        (b)  {   }


------- -----------------------------------------------------------------------

3.      SEC Use Only

------- -----------------------------------------------------------------------

4.      Source of Funds (See Instructions)

        N/A

------- -----------------------------------------------------------------------


5.      Check if Disclosure of Legal Proceedings is Required Pursuant to
        Item 2(d) or 2(e).  {  }

------- -----------------------------------------------------------------------

6.      Citizenship or Place of Organization

        State of New York

------- -----------------------------------------------------------------------

7.
           Number of Shares            Sole Voting Power
        Beneficially Owned by          67,237
        Each Reporting Person
                 with
                                       ----------------------------------------

8.                                     Shared Voting Power
                                       0
                                       ----------------------------------------

9.                                     Sole Dispositive Power
                                       0
                                       ----------------------------------------

10.                                    Shared Dispositive Power
                                       5,154,948

------- -----------------------------------------------------------------------

11.     Aggregate Amount Beneficially Owned by Each Reporting Person

        5,154,948

------- -----------------------------------------------------------------------


12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) { }

------- -----------------------------------------------------------------------

13.
        Percent of Class Represented by Amount in Row (11)

        9.6%

------- -----------------------------------------------------------------------


14.     Type of Reporting Person (See Instructions)

        OO
------- -----------------------------------------------------------------------

CUSIP No.  730448107

------- -----------------------------------------------------------------------
1.      Name of Reporting Person
        S.S. or I.R.S. Identification No. of Above Person

        Trustees of the Trust under Agreement dated July 27, 1935 f/b/o John Goelet

------- -----------------------------------------------------------------------

2.      Check the Appropriate Box if a Member of a Group

        (a)  {X}
        (b)  {   }


------- -----------------------------------------------------------------------

3.      SEC Use Only

------- -----------------------------------------------------------------------

4.      Source of Funds (See Instructions)

        N/A

------- -----------------------------------------------------------------------


5.      Check if Disclosure of Legal Proceedings is Required Pursuant to
        Item 2(d) or 2(e).  {  }

------- -----------------------------------------------------------------------

6.      Citizenship or Place of Organization

        State of Rhode Island

------- -----------------------------------------------------------------------

7.
           Number of Shares            Sole Voting Power
        Beneficially Owned by          166,602
        Each Reporting Person
                 with
                                       ----------------------------------------

8.                                     Shared Voting Power
                                       0
                                       ----------------------------------------

9.                                     Sole Dispositive Power
                                       0
                                       ----------------------------------------

10.                                    Shared Dispositive Power
                                       5,154,948

------- -----------------------------------------------------------------------

11.     Aggregate Amount Beneficially Owned by Each Reporting Person

        5,154,948

------- -----------------------------------------------------------------------


12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) { }

------- -----------------------------------------------------------------------

13.     Percent of Class Represented by Amount in Row (11)

        9.6%

------- -----------------------------------------------------------------------


14.     Type of Reporting Person (See Instructions)

        OO
------- -----------------------------------------------------------------------

CUSIP No.  730448107

------- -----------------------------------------------------------------------
1.      Name of Reporting Person
        S.S. or I.R.S. Identification No. of Above Person

        Trustees of the Trust under the Will of Robert Walton Goelet f/b/o John Goelet

------- -----------------------------------------------------------------------


2.      Check the Appropriate Box if a Member of a Group

        (a)  {X}
        (b)  {   }

------- -----------------------------------------------------------------------


3.      SEC Use Only

------- -----------------------------------------------------------------------

4.      Source of Funds (See Instructions)

        N/A

------- -----------------------------------------------------------------------


5.      Check if Disclosure of Legal Proceedings is Required Pursuant to
        Item 2(d) or 2(e).  {  }

------- -----------------------------------------------------------------------

6.      Citizenship or Place of Organization

        State of Rhode Island

------- -----------------------------------------------------------------------

7.
           Number of Shares            Sole Voting Power
        Beneficially Owned by          178,835
        Each Reporting Person
                 with
                                       ----------------------------------------

8.                                     Shared Voting Power
                                       0
                                       ----------------------------------------

9.                                     Sole Dispositive Power
                                       0
                                       ----------------------------------------

10.                                    Shared Dispositive Power
                                       5,154,948

------- -----------------------------------------------------------------------

11.     Aggregate Amount Beneficially Owned by Each Reporting Person

        5,154,948

------- -----------------------------------------------------------------------


12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) { }

------- -----------------------------------------------------------------------

13.
        Percent of Class Represented by Amount in Row (11)

        9.6%

------- -----------------------------------------------------------------------


14.     Type of Reporting Person (See Instructions)

        OO
------- -----------------------------------------------------------------------

CUSIP No.  730448107

------- -----------------------------------------------------------------------
1.      Name of Reporting Person
        S.S. or I.R.S. Identification No. of Above Person

        RGG Limited Partnership

------- -----------------------------------------------------------------------


2.      Check the Appropriate Box if a Member of a Group

        (a)  {X}
        (b)  {   }

------- -----------------------------------------------------------------------


3.      SEC Use Only

------- -----------------------------------------------------------------------

4.      Source of Funds (See Instructions)

        N/A

------- -----------------------------------------------------------------------


5.      Check if Disclosure of Legal Proceedings is Required Pursuant to
        Item 2(d) or 2(e).  {  }

------- -----------------------------------------------------------------------

6.      Citizenship or Place of Organization

        Delaware

------- -----------------------------------------------------------------------

7.
           Number of Shares            Sole Voting Power
        Beneficially Owned by          439,491
        Each Reporting Person
                 with
                                       ----------------------------------------

8.                                     Shared Voting Power
                                       0
                                       ----------------------------------------

9.                                     Sole Dispositive Power
                                       0
                                       ----------------------------------------

10.                                    Shared Dispositive Power
                                       5,154,948

------- -----------------------------------------------------------------------

11.     Aggregate Amount Beneficially Owned by Each Reporting Person

        5,154,948

------- -----------------------------------------------------------------------


12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) { }

------- -----------------------------------------------------------------------

13.
        Percent of Class Represented by Amount in Row (11)

        9.6%

------- -----------------------------------------------------------------------


14.     Type of Reporting Person (See Instructions)

        PN
------- -----------------------------------------------------------------------

CUSIP No.  730448107

-------- ----------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         John H. Manice

-------- ----------------------------------------------------------------------


2.       Check the Appropriate Box if a Member of a Group

         (a)  {X}
         (b)  {   }

-------- ----------------------------------------------------------------------


3.       SEC Use Only

-------- ----------------------------------------------------------------------

4.       Source of Funds (See Instructions)

         N/A

-------- ----------------------------------------------------------------------


5.       Check if Disclosure of Legal Proceedings is Required Pursuant to
         Item 2(d) or 2(e).  {  }

-------- ----------------------------------------------------------------------

6.       Citizenship or Place of Organization

         United States of America

-------- ----------------------------------------------------------------------

7.
            Number of Shares            Sole Voting Power
         Beneficially Owned by          24,482
         Each Reporting Person
                  with
                                        ---------------------------------------

8.                                      Shared Voting Power
                                        0
                                        ---------------------------------------

9.                                      Sole Dispositive Power
                                        0
                                        ---------------------------------------

10.                                     Shared Dispositive Power
                                        5,154,948

-------- ----------------------------------------------------------------------

11.      Aggregate Amount Beneficially Owned by Each Reporting Person

         5,154,948

-------- ----------------------------------------------------------------------


12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) { }

-------- ----------------------------------------------------------------------

13.
         Percent of Class Represented by Amount in Row (11)

         9.6%

-------- ----------------------------------------------------------------------


14.      Type of Reporting Person (See Instructions)

         IN
-------- ----------------------------------------------------------------------

CUSIP No.  730448107

-------- ----------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Trustees of the Trust under Agreement dated September 4, 1980 f/b/o Anne de La Haye Jousselin

-------- ----------------------------------------------------------------------


2.       Check the Appropriate Box if a Member of a Group

         (a)  {X}
         (b)  {   }

-------- ----------------------------------------------------------------------


3.       SEC Use Only

-------- ----------------------------------------------------------------------

4.       Source of Funds (See Instructions)

         N/A

-------- ----------------------------------------------------------------------


5.       Check if Disclosure of Legal Proceedings is Required Pursuant to
         Item 2(d) or 2(e).  {  }

-------- ----------------------------------------------------------------------

6.       Citizenship or Place of Organization

         State of New York

-------- ----------------------------------------------------------------------

7.
            Number of Shares            Sole Voting Power
         Beneficially Owned by          46,774
         Each Reporting Person
                  with
                                        ---------------------------------------

8.                                      Shared Voting Power
                                        0
                                        ---------------------------------------

9.                                      Sole Dispositive Power
                                        0
                                        ---------------------------------------

10.                                     Shared Dispositive Power
                                        5,154,948

-------- ----------------------------------------------------------------------

11.      Aggregate Amount Beneficially Owned by Each Reporting Person

         5,154,948

-------- ----------------------------------------------------------------------


12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) { }

-------- ----------------------------------------------------------------------

13.
         Percent of Class Represented by Amount in Row (11)

         9.6%

-------- ----------------------------------------------------------------------


14.      Type of Reporting Person (See Instructions)

         OO
-------- ----------------------------------------------------------------------

CUSIP No.  730448107

-------- ----------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Robert G. Manice

-------- ----------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group

         (a)  {X}
         (b)  {   }

-------- ----------------------------------------------------------------------


3.       SEC Use Only

-------- ----------------------------------------------------------------------

4.       Source of Funds (See Instructions)

         N/A

-------- ----------------------------------------------------------------------


5.       Check if Disclosure of Legal Proceedings is Required Pursuant to
         Item 2(d) or 2(e).  {  }

-------- ----------------------------------------------------------------------

6.       Citizenship or Place of Organization

         United States of America

-------- ----------------------------------------------------------------------

7.
            Number of Shares            Sole Voting Power
         Beneficially Owned by          8,697
         Each Reporting Person
                  with
                                        ---------------------------------------

8.                                      Shared Voting Power
                                        0
                                        ---------------------------------------

9.                                      Sole Dispositive Power
                                        0
                                        ---------------------------------------

10.                                     Shared Dispositive Power
                                        5,154,948

-------- ----------------------------------------------------------------------

11.      Aggregate Amount Beneficially Owned by Each Reporting Person

         5,154,948

-------- ----------------------------------------------------------------------


12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) { }

-------- ----------------------------------------------------------------------

13.
         Percent of Class Represented by Amount in Row (11)

         9.6%

-------- ----------------------------------------------------------------------


14.      Type of Reporting Person (See Instructions)

         IN
-------- ----------------------------------------------------------------------

CUSIP No.  730448107

-------- ----------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Robert G. Manice, as custodian for Henry W. Manice under the New York Uniform Transfers to Minors Act

-------- ----------------------------------------------------------------------


2.       Check the Appropriate Box if a Member of a Group

         (a)  {X}
         (b)  {   }

-------- ----------------------------------------------------------------------


3.       SEC Use Only

-------- ----------------------------------------------------------------------

4.       Source of Funds (See Instructions)

         N/A

-------- ----------------------------------------------------------------------


5.       Check if Disclosure of Legal Proceedings is Required Pursuant to
         Item 2(d) or 2(e).  {  }

-------- ----------------------------------------------------------------------

6.       Citizenship or Place of Organization

         State of New York

-------- ----------------------------------------------------------------------

7.
            Number of Shares            Sole Voting Power
         Beneficially Owned by          863
         Each Reporting Person
                  with
                                        ---------------------------------------

8.                                      Shared Voting Power
                                        0
                                        ---------------------------------------

9.                                      Sole Dispositive Power
                                        0
                                        ---------------------------------------

10.                                     Shared Dispositive Power
                                        5,154,948

-------- ----------------------------------------------------------------------

11.      Aggregate Amount Beneficially Owned by Each Reporting Person

         5,154,948

-------- ----------------------------------------------------------------------


12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) { }

-------- ----------------------------------------------------------------------

13.      Percent of Class Represented by Amount in Row (11)

         9.6%

-------- ----------------------------------------------------------------------


14.      Type of Reporting Person (See Instructions)

         OO
-------- ----------------------------------------------------------------------

CUSIP No.  730448107

-------- ----------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Robert G. Manice, as custodian for Emily P. Manice under the New York Uniform Transfers to Minors Act

-------- ----------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group

         (a)  {X}
         (b)  {   }

-------- ----------------------------------------------------------------------


3.       SEC Use Only

-------- ----------------------------------------------------------------------

4.       Source of Funds (See Instructions)

         N/A

-------- ----------------------------------------------------------------------


5.       Check if Disclosure of Legal Proceedings is Required Pursuant to
         Item 2(d) or 2(e).  {  }

-------- ----------------------------------------------------------------------

6.       Citizenship or Place of Organization

         State of New York

-------- ----------------------------------------------------------------------

7.
            Number of Shares            Sole Voting Power
         Beneficially Owned by          863
         Each Reporting Person
                  with
                                        ---------------------------------------

8.                                      Shared Voting Power
                                        0
                                        ---------------------------------------

9.                                      Sole Dispositive Power
                                        0
                                        ---------------------------------------

10.                                     Shared Dispositive Power
                                        5,154,948

-------- ----------------------------------------------------------------------

11.      Aggregate Amount Beneficially Owned by Each Reporting Person

         5,154,948

-------- ----------------------------------------------------------------------


12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) { }

-------- ----------------------------------------------------------------------

13.      Percent of Class Represented by Amount in Row (11)

         9.6%

-------- ----------------------------------------------------------------------


14.      Type of Reporting Person (See Instructions)


         OO
-------- ----------------------------------------------------------------------

CUSIP No.  730448107

-------- ----------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Robert G. Manice, as custodian for Harriet W. Manice under the New York Uniform Transfers to Minors Act
-------- ----------------------------------------------------------------------


2.       Check the Appropriate Box if a Member of a Group

         (a)  {X}
         (b)  {   }

-------- ----------------------------------------------------------------------


3.       SEC Use Only

-------- ----------------------------------------------------------------------

4.       Source of Funds (See Instructions)

         N/A

-------- ----------------------------------------------------------------------


5.       Check if Disclosure of Legal Proceedings is Required Pursuant to
         Item 2(d) or 2(e).  {  }

-------- ----------------------------------------------------------------------

6.       Citizenship or Place of Organization

         State of New York

-------- ----------------------------------------------------------------------

7.
            Number of Shares            Sole Voting Power
         Beneficially Owned by          863
         Each Reporting Person
                  with
                                        ---------------------------------------

8.                                      Shared Voting Power
                                        0
                                        ---------------------------------------

9.                                      Sole Dispositive Power
                                        0
                                        ---------------------------------------

10.                                     Shared Dispositive Power
                                        5,154,948

-------- ----------------------------------------------------------------------

11.      Aggregate Amount Beneficially Owned by Each Reporting Person

         5,154,948

-------- ----------------------------------------------------------------------


12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) { }

-------- ----------------------------------------------------------------------

13.      Percent of Class Represented by Amount in Row (11)

         9.6%

-------- ----------------------------------------------------------------------


14.      Type of Reporting Person (See Instructions)

         OO
-------- ----------------------------------------------------------------------

CUSIP No.  730448107

-------- ----------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Amelia M. Berkowitz

-------- ----------------------------------------------------------------------


2.       Check the Appropriate Box if a Member of a Group

         (a)  {X}
         (b)  {   }


-------- ----------------------------------------------------------------------

3.       SEC Use Only

-------- ----------------------------------------------------------------------

4.       Source of Funds (See Instructions)

         N/A

-------- ----------------------------------------------------------------------


5.       Check if Disclosure of Legal Proceedings is Required Pursuant to
         Item 2(d) or 2(e).  {  }

-------- ----------------------------------------------------------------------

6.       Citizenship or Place of Organization

         United States of America

-------- ----------------------------------------------------------------------

7.
            Number of Shares            Sole Voting Power
         Beneficially Owned by          22,060
         Each Reporting Person
                  with
                                        ---------------------------------------

8.                                      Shared Voting Power
                                        0
                                        ---------------------------------------

9.                                      Sole Dispositive Power
                                        0
                                        ---------------------------------------

10.                                     Shared Dispositive Power
                                        5,154,948

-------- ----------------------------------------------------------------------

11.      Aggregate Amount Beneficially Owned by Each Reporting Person

         5,154,948

-------- ----------------------------------------------------------------------


12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) { }

-------- ----------------------------------------------------------------------

13.
         Percent of Class Represented by Amount in Row (11)

         9.6%

-------- ----------------------------------------------------------------------


14.      Type of Reporting Person (See Instructions)

         IN
-------- ----------------------------------------------------------------------

CUSIP No.  730448107

-------- ----------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Pamela Manice

-------- ----------------------------------------------------------------------


2.       Check the Appropriate Box if a Member of a Group

         (a)  {X}
         (b)  {   }

-------- ----------------------------------------------------------------------


3.       SEC Use Only

-------- ----------------------------------------------------------------------

4.       Source of Funds (See Instructions)

         N/A

-------- ----------------------------------------------------------------------


5.       Check if Disclosure of Legal Proceedings is Required Pursuant to
         Item 2(d) or 2(e).  {  }

-------- ----------------------------------------------------------------------

6.       Citizenship or Place of Organization

         United States of America

-------- ----------------------------------------------------------------------

7.
            Number of Shares            Sole Voting Power
         Beneficially Owned by          24,299
         Each Reporting Person
                  with
                                        ---------------------------------------

8.                                      Shared Voting Power
                                        0
                                        ---------------------------------------

9.                                      Sole Dispositive Power
                                        0
                                        ---------------------------------------

10.                                     Shared Dispositive Power
                                        5,154,948

-------- ----------------------------------------------------------------------

11.      Aggregate Amount Beneficially Owned by Each Reporting Person

         5,154,948

-------- ----------------------------------------------------------------------


12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) { }

-------- ----------------------------------------------------------------------

13.
         Percent of Class Represented by Amount in Row (11)

         9.6%

-------- ----------------------------------------------------------------------


14.      Type of Reporting Person (See Instructions)

         IN
-------- ----------------------------------------------------------------------

CUSIP No.  730448107

-------- ----------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Robert G. Goelet

-------- ----------------------------------------------------------------------


2.       Check the Appropriate Box if a Member of a Group

         (a)  {X}
         (b)  {   }

-------- ----------------------------------------------------------------------


3.       SEC Use Only

-------- ----------------------------------------------------------------------

4.       Source of Funds (See Instructions)

         N/A

-------- ----------------------------------------------------------------------


5.       Check if Disclosure of Legal Proceedings is Required Pursuant to
         Item 2(d) or 2(e).  {  }

-------- ----------------------------------------------------------------------

6.       Citizenship or Place of Organization

         United States of America

-------- ----------------------------------------------------------------------

7.
            Number of Shares            Sole Voting Power
         Beneficially Owned by          439,491
         Each Reporting Person
                  with
                                        ---------------------------------------

8.                                      Shared Voting Power
                                        0
                                        ---------------------------------------

9.                                      Sole Dispositive Power
                                        0
                                        ---------------------------------------

10.                                     Shared Dispositive Power
                                        5,154,948

-------- ----------------------------------------------------------------------

11.      Aggregate Amount Beneficially Owned by Each Reporting Person

         5,154,948

-------- ----------------------------------------------------------------------


12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) { }

-------- ----------------------------------------------------------------------

13.      Percent of Class Represented by Amount in Row (11)

         9.6%

-------- ----------------------------------------------------------------------


14.      Type of Reporting Person (See Instructions)

         IN
-------- ----------------------------------------------------------------------

CUSIP No.  730448107

-------- ----------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Philip Goelet

-------- ----------------------------------------------------------------------


2.       Check the Appropriate Box if a Member of a Group

         (a)  {X}
         (b)  {   }

-------- ----------------------------------------------------------------------


3.       SEC Use Only

-------- ----------------------------------------------------------------------

4.
         Source of Funds (See Instructions)

         N/A

-------- ----------------------------------------------------------------------


5.       Check if Disclosure of Legal Proceedings is Required Pursuant to
         Item 2(d) or 2(e).  {  }

-------- ----------------------------------------------------------------------

6.       Citizenship or Place of Organization

         United States of America

-------- ----------------------------------------------------------------------

7.
            Number of Shares            Sole Voting Power
         Beneficially Owned by          42,298
         Each Reporting Person
                  with
                                        ---------------------------------------

8.                                      Shared Voting Power
                                        0
                                        ---------------------------------------

9.                                      Sole Dispositive Power
                                        0
                                        ---------------------------------------

10.                                     Shared Dispositive Power
                                        5,154,948

-------- ----------------------------------------------------------------------

11.      Aggregate Amount Beneficially Owned by Each Reporting Person

         5,154,948

-------- ----------------------------------------------------------------------


12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) { }

-------- ----------------------------------------------------------------------

13.      Percent of Class Represented by Amount in Row (11)

         9.6%

-------- ----------------------------------------------------------------------


14.      Type of Reporting Person (See Instructions)

         IN
-------- ----------------------------------------------------------------------

CUSIP No.  730448107

--------- ---------------------------------------------------------------------
1.
          Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Christopher Goelet

--------- ---------------------------------------------------------------------


2.        Check the Appropriate Box if a Member of a Group

          (a)  {X}
          (b)  {   }

--------- ---------------------------------------------------------------------


3.        SEC Use Only

--------- ---------------------------------------------------------------------

4.
          Source of Funds (See Instructions)

          N/A

--------- ---------------------------------------------------------------------


5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e).  {  }

--------- ---------------------------------------------------------------------

6.        Citizenship or Place of Organization

          United States of America

--------- ---------------------------------------------------------------------

7.
             Number of Shares            Sole Voting Power
          Beneficially Owned by          41,155
          Each Reporting Person
                   with
                                         --------------------------------------

8.                                       Shared Voting Power
                                         0
                                         --------------------------------------

9.                                       Sole Dispositive Power
                                         0
                                         --------------------------------------

10.                                      Shared Dispositive Power
                                         5,154,948

--------- ---------------------------------------------------------------------

11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          5,154,948

--------- ---------------------------------------------------------------------


12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) { }

--------- ---------------------------------------------------------------------

13.       Percent of Class Represented by Amount in Row (11)

          9.6%

--------- ---------------------------------------------------------------------


14.       Type of Reporting Person (See Instructions)

          IN
--------- ---------------------------------------------------------------------

CUSIP No.  730448107

--------- ---------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Gilbert Kerlin

--------- ---------------------------------------------------------------------


2.        Check the Appropriate Box if a Member of a Group

          (a)  {X}
          (b)  {   }

--------- ---------------------------------------------------------------------


3.        SEC Use Only

--------- ---------------------------------------------------------------------

4.        Source of Funds (See Instructions)

          N/A

--------- ---------------------------------------------------------------------


5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e).  {  }

--------- ---------------------------------------------------------------------

6.        Citizenship or Place of Organization

          United States of America

--------- ---------------------------------------------------------------------

7.
             Number of Shares            Sole Voting Power
          Beneficially Owned by          747,546
          Each Reporting Person
                   with
                                         --------------------------------------

8.                                       Shared Voting Power
                                         0
                                         --------------------------------------

9.                                       Sole Dispositive Power
                                         0
                                         --------------------------------------

10.                                      Shared Dispositive Power
                                         5,154,948

--------- ---------------------------------------------------------------------

11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          5,154,948

--------- ---------------------------------------------------------------------


12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) { }

--------- ---------------------------------------------------------------------

13.       Percent of Class Represented by Amount in Row (11)

          9.6%

--------- ---------------------------------------------------------------------


14.       Type of Reporting Person (See Instructions)

          IN
--------- ---------------------------------------------------------------------

CUSIP No.  730448107

--------- ---------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Windward Oil & Gas Corporation

--------- ---------------------------------------------------------------------

2.        Check the Appropriate Box if a Member of a Group

          (a)  {X}
          (b)  {   }

--------- ---------------------------------------------------------------------


3.        SEC Use Only

--------- ---------------------------------------------------------------------

4.        Source of Funds (See Instructions)

          N/A

--------- ---------------------------------------------------------------------


5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e).  {  }

--------- ---------------------------------------------------------------------

6.        Citizenship or Place of Organization

          Delaware

--------- ---------------------------------------------------------------------

7.
             Number of Shares            Sole Voting Power
          Beneficially Owned by          0
          Each Reporting Person
                   with
                                         --------------------------------------

8.                                       Shared Voting Power
                                         0
                                         --------------------------------------

9.                                       Sole Dispositive Power
                                         0
                                         --------------------------------------

10.                                      Shared Dispositive Power
                                         0

--------- ---------------------------------------------------------------------

11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          0

--------- ---------------------------------------------------------------------


12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) { }

--------- ---------------------------------------------------------------------

13.       Percent of Class Represented by Amount in Row (11)

          0%


--------- ---------------------------------------------------------------------

14.       Type of Reporting Person (See Instructions)

          CO
--------- ---------------------------------------------------------------------

CUSIP No.7

--------- ---------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Arthur N. Field

--------- ---------------------------------------------------------------------


2.        Check the Appropriate Box if a Member of a Group

          (a)  {X}
          (b)  {   }

--------- ---------------------------------------------------------------------


3.        SEC Use Only

--------- ---------------------------------------------------------------------

4.        Source of Funds (See Instructions)

          N/A

--------- ---------------------------------------------------------------------


5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e).  {  }

--------- ---------------------------------------------------------------------

6.        Citizenship or Place of Organization

          United States of America

--------- ---------------------------------------------------------------------

7.
             Number of Shares            Sole Voting Power
          Beneficially Owned by          8,114
          Each Reporting Person
                   with
                                         --------------------------------------

8.                                       Shared Voting Power
                                         0
                                         --------------------------------------

9.                                       Sole Dispositive Power
                                         0
                                         --------------------------------------

10.                                      Shared Dispositive Power
                                         5,154,948

--------- ---------------------------------------------------------------------

11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          5,154,948

--------- ---------------------------------------------------------------------


12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) { }

--------- ---------------------------------------------------------------------

13.
          Percent of Class Represented by Amount in Row (11)

          9.6%

--------- ---------------------------------------------------------------------


14.       Type of Reporting Person (See Instructions)

          IN
--------- ---------------------------------------------------------------------

CUSIP No.7

--------- ---------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Alexandra Gardiner Goelet

--------- ---------------------------------------------------------------------


2.        Check the Appropriate Box if a Member of a Group

          (a)  {X}
          (b)  {   }

--------- ---------------------------------------------------------------------


3.        SEC Use Only

--------- ---------------------------------------------------------------------

4.        Source of Funds (See Instructions)

          N/A

--------- ---------------------------------------------------------------------


5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e).  {  }

--------- ---------------------------------------------------------------------

6.        Citizenship or Place of Organization

          United States of America

--------- ---------------------------------------------------------------------

7.
             Number of Shares            Sole Voting Power
          Beneficially Owned by          0
          Each Reporting Person
                   with
8.                                       Shared Voting Power
                                         0
                                         --------------------------------------

9.                                       Sole Dispositive Power
                                         0
                                         --------------------------------------

10.                                      Shared Dispositive Power
                                         5,154,948

--------- ---------------------------------------------------------------------

11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          5,154,948

--------- ---------------------------------------------------------------------


12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) { }

--------- ---------------------------------------------------------------------

13.
          Percent of Class Represented by Amount in Row (11)

          9.6%

--------- ---------------------------------------------------------------------


14.       Type of Reporting Person (See Instructions)

          IN
--------- ---------------------------------------------------------------------

CUSIP No.  730448107

--------- ---------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Robert Gardiner Goelet

--------- ---------------------------------------------------------------------


2.        Check the Appropriate Box if a Member of a Group

          (a)  {X}
          (b)  {   }

--------- ---------------------------------------------------------------------


3.        SEC Use Only

--------- ---------------------------------------------------------------------

4.
          Source of Funds (See Instructions)

          N/A

--------- ---------------------------------------------------------------------


5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e).  {  }

--------- ---------------------------------------------------------------------

6.       Citizenship or Place of Organization

          United States of America

--------- ---------------------------------------------------------------------

7.
             Number of Shares            Sole Voting Power
          Beneficially Owned by          0
          Each Reporting Person
                   with

8.                                       Shared Voting Power
                                         0
                                         --------------------------------------

9.                                       Sole Dispositive Power
                                         0
                                         --------------------------------------

10.                                      Shared Dispositive Power
                                         5,154,948

--------- ---------------------------------------------------------------------

11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          5,154,948

--------- ---------------------------------------------------------------------


12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) { }

--------- ---------------------------------------------------------------------

13.       Percent of Class Represented by Amount in Row (11)

          9.6%

--------- ---------------------------------------------------------------------


14.       Type of Reporting Person (See Instructions)

          IN
--------- ---------------------------------------------------------------------

CUSIP No.  730448107

--------- ---------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Alexandra C. Goelet

--------- ---------------------------------------------------------------------


2.        Check the Appropriate Box if a Member of a Group

          (a)  {X}
          (b)  {   }

--------- ---------------------------------------------------------------------


3.        SEC Use Only

--------- ---------------------------------------------------------------------

4.        Source of Funds (See Instructions)

          N/A

--------- ---------------------------------------------------------------------


5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e).  {  }

--------- ---------------------------------------------------------------------

6.        Citizenship or Place of Organization

          United States of America

--------- ---------------------------------------------------------------------

7.
             Number of Shares            Sole Voting Power
          Beneficially Owned by          0
          Each Reporting Person
                   with

8.                                       Shared Voting Power
                                         0
                                         --------------------------------------

9.                                       Sole Dispositive Power
                                         0
                                         --------------------------------------

10.                                      Shared Dispositive Power
                                         5,154,948

--------- ---------------------------------------------------------------------

11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          5,154,948

--------- ---------------------------------------------------------------------


12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) { }

--------- ---------------------------------------------------------------------

13.       Percent of Class Represented by Amount in Row (11)

          9.6%

--------- ---------------------------------------------------------------------


14.       Type of Reporting Person (See Instructions)

          IN
--------- ---------------------------------------------------------------------

CUSIP No.  730448107

--------- ---------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          Henrietta Goelet

--------- ---------------------------------------------------------------------


2.        Check the Appropriate Box if a Member of a Group

          (a)  {X}
          (b)  {   }

--------- ---------------------------------------------------------------------


3.        SEC Use Only

--------- ---------------------------------------------------------------------

4.        Source of Funds (See Instructions)

          N/A

--------- ---------------------------------------------------------------------


5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e).  {  }

--------- ---------------------------------------------------------------------

6.        Citizenship or Place of Organization

          United States of America and United Kingdom

--------- ---------------------------------------------------------------------

7.
             Number of Shares            Sole Voting Power
          Beneficially Owned by          0
          Each Reporting Person
                   with
                                         --------------------------------------

8.                                       Shared Voting Power
                                         0
                                         --------------------------------------

9.                                       Sole Dispositive Power
                                         0
                                         --------------------------------------

10.                                      Shared Dispositive Power
                                         5,154,948

--------- ---------------------------------------------------------------------

11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          5,154,948

--------- ---------------------------------------------------------------------


12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) { }

--------- ---------------------------------------------------------------------

13.
          Percent of Class Represented by Amount in Row (11)

          9.6%

--------- ---------------------------------------------------------------------


14.       Type of Reporting Person (See Instructions)

          IN
--------- ---------------------------------------------------------------------

CUSIP No.  730448107
---------- --------------------------------------------------------------------
1.         Name of Reporting Person
           S.S. or I.R.S. Identification No. of Above Person

           Edmond de La Haye Jousselin

---------- --------------------------------------------------------------------


2.         Check the Appropriate Box if a Member of a Group

           (a)  {X}
           (b)  {   }

---------- --------------------------------------------------------------------


3.         SEC Use Only

---------- --------------------------------------------------------------------

4.         Source of Funds (See Instructions)

           N/A

---------- --------------------------------------------------------------------


5.         Check if Disclosure of Legal Proceedings is Required Pursuant to
           Item 2(d) or 2(e).  {  }

---------- --------------------------------------------------------------------

6.         Citizenship or Place of Organization

           France

---------- --------------------------------------------------------------------

7.
              Number of Shares            Sole Voting Power
           Beneficially Owned by          0
           Each Reporting Person
                    with
                                          -------------------------------------

8.                                        Shared Voting Power
                                          0
                                          -------------------------------------

9.                                        Sole Dispositive Power
                                          0
                                          -------------------------------------

10.                                       Shared Dispositive Power
                                          5,154,948

---------- --------------------------------------------------------------------

11.        Aggregate Amount Beneficially Owned by Each Reporting Person

           5,154,948
---------- --------------------------------------------------------------------


12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) { }

---------- --------------------------------------------------------------------

13.        Percent of Class Represented by Amount in Row (11)

           9.6%

---------- --------------------------------------------------------------------


14.        Type of Reporting Person (See Instructions)

           IN
---------- --------------------------------------------------------------------

CUSIP No.  730448107
----------- -------------------------------------------------------------------
1.          Name of Reporting Person
            S.S. or I.R.S. Identification No. of Above Person

            Robert S. Rich

----------- -------------------------------------------------------------------


2.          Check the Appropriate Box if a Member of a Group

            (a)  {X}
            (b)  {   }

----------- -------------------------------------------------------------------


3.          SEC Use Only

----------- -------------------------------------------------------------------

4.          Source of Funds (See Instructions)

            N/A

----------- -------------------------------------------------------------------


5.          Check if Disclosure of Legal Proceedings is Required Pursuant to
            Item 2(d) or 2(e).  {  }

----------- -------------------------------------------------------------------

6.          Citizenship or Place of Organization

            United States of America

----------- -------------------------------------------------------------------

7.
               Number of Shares            Sole Voting Power
            Beneficially Owned by          0
            Each Reporting Person
                     with
                                           ------------------------------------

8.                                         Shared Voting Power
                                           0
                                           ------------------------------------

9.                                         Sole Dispositive Power
                                           0
                                           ------------------------------------

10.                                        Shared Dispositive Power
                                           5,154,948

----------- -------------------------------------------------------------------

11.         Aggregate Amount Beneficially Owned by Each Reporting Person

            5,154,948

----------- -------------------------------------------------------------------


12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) { }

----------- -------------------------------------------------------------------

13.         Percent of Class Represented by Amount in Row (11)

            9.6%

----------- -------------------------------------------------------------------


14.         Type of Reporting Person (See Instructions)

            IN
----------- -------------------------------------------------------------------

CUSIP No.  730448107
----------- -------------------------------------------------------------------
1.          Name of Reporting Person
            S.S. or I.R.S. Identification No. of Above Person

            Goelet, LLC

----------- -------------------------------------------------------------------


2.          Check the Appropriate Box if a Member of a Group

            (a)  {X}
            (b)  {   }

----------- -------------------------------------------------------------------


3.          SEC Use Only

----------- -------------------------------------------------------------------

4.          Source of Funds (See Instructions)

            N/A

----------- -------------------------------------------------------------------


5.          Check if Disclosure of Legal Proceedings is Required Pursuant to
            Item 2(d) or 2(e).  {  }

----------- -------------------------------------------------------------------

6.          Citizenship or Place of Organization

            Delaware

----------- -------------------------------------------------------------------

7.
               Number of Shares            Sole Voting Power
            Beneficially Owned by          0
            Each Reporting Person
                     with
                                           ------------------------------------

8.                                         Shared Voting Power
                                           0
                                           ------------------------------------

9.                                         Sole Dispositive Power
                                           0
                                           ------------------------------------

10.                                        Shared Dispositive Power
                                           5,154,948

----------- -------------------------------------------------------------------

11.         Aggregate Amount Beneficially Owned by Each Reporting Person

            5,154,948

----------- -------------------------------------------------------------------


12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) { }

----------- -------------------------------------------------------------------

13.         Percent of Class Represented by Amount in Row (11)

            9.6%

----------- -------------------------------------------------------------------


14.         Type of Reporting Person (See Instructions)

            OO
----------- -------------------------------------------------------------------

     This Amendment No. 3 to Schedule 13D amends and supplements the Joint Statement on Schedule 13D (the "Schedule 13D") filed by the parties named herein with the Securities and Exchange Commission on March 26, 2001, as amended by Amendment No.1, filed on October 10, 2001 and Amendment No.2, filed on November 15, 2001 (as so amended, the "Schedule 13D"). Except as specifically amended below, all other provisions of the Schedule 13D remain in effect. Capitalized terms not defined herein have the meanings assigned to such terms in the
Schedule 13D.

     Item 2. Identity and Background

     Item 2 is hereby amended and restated as follows:

     This statement is filed on behalf of the group of former shareholders of NORIC Corporation, a New York corporation ("NORIC"), consisting of certain trusts for the benefit of the descendants of Robert Walton Goelet, the trustees of these trusts, as well as Arthur Field, Gilbert Kerlin and his affiliate, Windward Oil & Gas Corporation, a Delaware corporation, all listed below (collectively, the "Group"). If no address is given, the person's business address is c/o Goelet, LLC, 425 Park Avenue, 28th floor, New York, New York 10022.

     Robert G. Goelet, Philip Goelet, Edmond de La Haye Jousselin, John H. Manice and Pamela Manice are trustees of the following trusts for the benefit of Beatrice G. Manice: (i) Trust under Agreement dated August 26, 1930, (ii) Trust under Agreement dated July 27, 1935, and (iii) Trust under the Will of Robert Walton Goelet.

     Alexandra C. Goelet, Philip Goelet and Edmond de La Haye Jousselin are trustees of the following trusts for the benefit of Robert G. Goelet: (i) Trust under Agreement dated August 26, 1930, and (ii) Trust under the Will of Robert Walton Goelet. In addition, Robert G. Goelet is a trustee of the trust under the Will of Robert Walton Goelet for the benefit of Robert G. Goelet.

     Alexandra C. Goelet, Philip Goelet, Edmond de La Haye Jousselin, Alexandra Gardiner Goelet and Robert Gardiner Goelet are trustees under the trust dated July 27, 1935 for the benefit of Robert G. Goelet.

     Robert G. Goelet, Philip Goelet and Edmond de La Haye Jousselin are trustees of the trust under Agreement dated July 27, 1935 for the benefit of Francis Goelet.

     Robert G. Goelet, Christopher Goelet, Philip Goelet, Edmond de La Haye Jousselin and Robert S. Rich are trustees of the following trusts for the benefit of John Goelet: (i) Trust under Agreement dated December 18, 1931, (ii) Trust under Agreement dated July 27, 1935 and (iii) Trust under the Will of Robert Walton Goelet.

     Henrietta Goelet and Robert S. Rich are trustees of the trust under Agreement dated December 17, 1976 for the benefit of grandchildren of John Goelet.

     Amelia M. Berkowitz, Robert G. Goelet, Philip Goelet and Edmond de La Haye Jousselin are trustees of the trust under Agreement dated September 4, 1980 for the benefit of Anne de La Haye Jousselin.

     Robert G. Goelet is the Chairman of Goelet, LLC.

     John H. Manice is a consultant at Strategen, LLC, located at 405 Park Avenue, Suite 1701, New York, NY 10022. Strategen, LLC is engaged in the business of healthcare consulting.

     Robert G. Manice is a self-employed artist. His business address is 305 Newbury Street, Boston, MA 02116.

     Pamela Manice is an educator.

     RGG Limited Partnership is a Delaware limited partnership. The general partner of RGG Limited Partnership is Robert G. Goelet.

     Philip Goelet is an executive at Red Abbey, LLC, located at 2330 West Joppa Road, Suite 330, Lutherville, MD 21093. Red Abbey, LLC is engaged in the business of biotechnology investment and management.

     Christopher Goelet is an executive at Red Abbey, LLC, located at 2330 West Joppa Road, Suite 330, Lutherville, MD 21093. Red Abbey, LLC is engaged in the business of biotechnology investment and management.

     Gilbert Kerlin is of Counsel at the law firm of Shearman & Sterling, located at 599 Lexington Avenue, New York, NY 10022.

     Windward Oil & Gas Corporation, a Delaware corporation, is engaged in the business of oil and gas exploration and development, with the address of its principal business at 4605 Post Oak Place Drive, Suite 220, Houston, Texas 77027. The names of the executive officers of Windward Oil & Gas Corporation are set forth below:

    Gilbert Kerlin                            Director and President
    Randall K. Sadler                         Director, Secretary and Treasurer
    Michael Becci                             Executive Officer
    James A. Winne                            Executive Officer

     Arthur N. Field is President of GxG Management, LLC, located at 444 Madison Avenue, 19th Floor, New York, NY 10022.

     Robert Gardiner Goelet is a student.

     Alexandra Gardiner Goelet is employed by JP Morgan Chase.

     Amelia M. Berkowitz, Alexandra C. Goelet and Henrietta Goelet are homemakers.

     Edmond de La Haye Jousselin is an executive at Worms Asset Management, located at 55 Rue de La Boetie, Paris 75008, France. Worms Asset Management is engaged in the financial services business.

     Robert S. Rich is an executive at The Antelope Company, located at 555 Seventeenth Street, Suite 2400, Denver, CO 80202. The Antelope Company is engaged in the management services business.

     Goelet, LLC is a Delaware limited liability company engaged in the business of financial services and management. The names of the executive officers of Goelet, LLC are set forth below:

   Robert G. Goelet              Chairman
   Robert W. Kiley               President and Chief Operating Officer
   Mark Rosenbaum                Vice President, Chief Financial Officer,
                                  Treasurer and Assistant Secretary

     During the last five years, none of the members of the Group or the executive officers of Goelet, LLC has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to federal or state securities laws or finding any violations with respect to such laws.

     For item (f), see cover pages 2 through 35.

     Windward Oil & Gas Corporation has disposed of the remaining Shares held by it in the transactions reported on previous amendments to this Schedule 13D. From and after the date hereof, Windward Oil & Gas Corporation has no further filing obligations under Section 13(d) of the Exchange Act with respect to the equity securities of Pogo, this Schedule 13D shall cease to constitute a joint statement on Schedule 13D with respect to such entity and shall instead constitute a joint statement on Schedule 13D exclusively with respect to the remaining members of the Group. Windward Oil & Gas shall also cease to be a party to the Second Amended and Restated Joint Filing Agreement after the date hereof.

     Item 4. Purpose of Transaction

     Item 4 is hereby amended by adding the following at the end thereof:

     Members of the Group sold a total of 1,000,000 shares of Pogo Common Stock in market transactions through a broker-dealer from February 5, 2002, to March 6, 2002. Depending upon market conditions it is possible that members of the Group may dispose of additional Shares from time to time, subject to the limitations set forth in the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, Selling Stockholders as a group are not entitled to sell in the aggregate more than 1,000,000 Shares during any period of 90 consecutive days during the twelve-month period that commenced on January 31, 2002.

     Except as described above, members of the Group currently have no plans or proposals that relate to or would result in any of the actions set forth in part
(a) through (j) of Item 4.

     Item 5. Interest in Securities of the Issuer

     Item 5 is hereby amended and restated to read as follows:

     (a) In the aggregate, the Group beneficially owns 5,154,948 Shares of Pogo Common Stock, representing 9.6% of the outstanding Pogo Common Stock.

     (b) The Registration Rights Agreement requires the members of the Group to cooperate with respect to the disposition of their Shares on the public markets, therefore the members of the Group have shared dispositive power with respect to all 5,154,948 Shares and sole dispositive power with respect to none of the Shares. So long as the Group holds in the aggregate more than 10% of the outstanding shares of Pogo Common Stock, the Standstill and Voting Agreement requires the Group to vote their Shares either (i) in accordance with the recommendation of the board of directors of Pogo or (ii) in equal proportion to the votes cast by Pogo shareholders that are not members of the Group. Because the members of the Group now hold, in the aggregate less than 10% of the outstanding shares of Pogo Common Stock, the members of the Group have sole voting power with respect to the Shares that such Group member holds.

     Each member of the Group disclaims beneficial ownership of the Shares not owned by either (i) such member, (ii) a trust of which such member is a trustee,
(iii) a limited partnership of which such member is a general partner or (iv) a controlled affiliate of such member. Accordingly:

     (1) the Trust under Agreement dated August 26, 1930 for the benefit for Beatrice G. Manice disclaims beneficial ownership of 4,457,901 Shares,

     (2) the Trust under Agreement dated July 27, 1935 for the benefit of Beatrice G. Manice disclaims beneficial ownership of 4,930,897 shares,

     (3) the Trust under the Will of Robert Walton Goelet for the benefit of Beatrice G. Manice disclaims beneficial ownership of 5,005,581 Shares,

     (4) the Trust under Agreement dated August 26, 1930 for the benefit of Robert G. Goelet disclaims beneficial ownership of 4,149,678 Shares,

     (5) the Trust under Agreement dated July 27, 1935 for the benefit of Robert
G. Goelet disclaims beneficial ownership of 4,831,825 Shares,

     (6) the Trust under the Will of Robert Walton Goelet for the benefit of Robert G. Goelet disclaims beneficial ownership of 4,831,826 Shares,

     (7) the Trust under Agreement dated July 27, 1935 for the benefit of Francis Goelet disclaims beneficial ownership of 4,930,897 Shares,

     (8) the Trust under Agreement dated December 18, 1931 for the benefit of John Goelet disclaims beneficial ownership of 4,766,210 Shares,

     (9) the Trust under Agreement dated December 17, 1976 for the benefit of grandchildren of John Goelet disclaims beneficial ownership of 5,087,711 Shares,

     (10) the Trust under Agreement dated July 27, 1935 for the benefit of John Goelet disclaims beneficial ownership of 4,988,246 Shares,

     (11) the Trust under the Will of Robert Walton Goelet for the benefit of John Goelet disclaims beneficial ownership of 4,976,113 Shares,

     (12) the Trust under Agreement dated September 4, 1980 for the benefit of Anne de La Haye Jousselin disclaims beneficial ownership of 5,108,174 Shares,

     (13) Robert G. Goelet disclaims beneficial ownership of 4,715,457 Shares,

     (14) John H. Manice disclaims beneficial ownership of 5,130,466 Shares,

     (15) Robert G. Manice disclaims beneficial ownership of 5,146,251 Shares (the Shares beneficially owned by Robert G. Manice also include 2,589 Shares held by him as custodian for his three minor children under the New York Uniform Transfers to Minors Act),

     (16) Amelia M. Berkowitz disclaims beneficial ownership of 5,132,888
Shares,

     (17) Pamela Manice disclaims beneficial ownership of 5,130,649 Shares,

     (18) Philip Goelet disclaims beneficial ownership of 5,112,650 Shares,

     (19) Christopher Goelet disclaims beneficial ownership of 5,113,793 Shares,

     (20) Gilbert Kerlin disclaims beneficial ownership of 4,407,402 Shares,

     (21) Arthur N. Field disclaims beneficial ownership of 5,146,834 Shares,

     (22) Alexandra Gardiner Goelet disclaims beneficial ownership of 5,154,948 Shares,

     (23) Henrietta Goelet disclaims beneficial ownership of 5,154,948 Shares,

     (24) Edmond de La Haye Jousselin disclaims beneficial ownership of 5,154,948 Shares,

     (25) Robert S. Rich disclaims beneficial ownership of 5,154,948 Shares,

     (26) RGG Limited Partnership disclaims beneficial ownership of 4,715,457 Shares,

     (27) Goelet, LLC disclaims beneficial ownership of all 5,154,948 Shares,

     (28) Robert Gardiner Goelet disclaims beneficial ownership of 5,154,948 Shares, and

     (29) Alexandra C. Goelet disclaims beneficial ownership of 5,154,948
Shares.

     (c) Members of the Group sold a total of 1,000,000 shares of Pogo Common Stock in market transactions between February 5, 2002 and March 6, 2002 at a weighted average sales price of $25.66 per share. The number of shares sold by each member of the Group, the weighted average sales price per share for sales by such Group member and the number of Shares held by each such Group member after giving effect to those sales are as set forth in Schedule I attached hereto. Except as described on Schedule I, members of the Group did not engage in any transaction concerning Pogo Common Stock during the last 60 days.

     (d) None.

Item 7.  Material to be Filed as Exhibits

     Item 7 is hereby amended by adding the following at the end thereof:

     8. Amended and Restated Joint Filing Agreement dated March 27, 2002, as required by Rule 13d-1(k).



     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: March 27, 2002

                                     ROBERT G. GOELET



                                      /s/ Robert G. Goelet*
                                  ---------------------------------
                                  As Trustee of (a) the Trust u/a
                                  dated August 26, 1930 f/b/o
                                  Beatrice G. Manice; (b) the Trust
                                  u/a dated July 27, 1935 f/b/o
                                  Beatrice G. Manice; (c) the Trust
                                  u/w of Robert Walton Goelet f/b/o
                                  Beatrice G. Manice; (d) the Trust
                                  u/w of Robert Walton Goelet f/b/o
                                  Robert G. Goelet; (e) the Trust u/a
                                  dated July 27, 1935 f/b/o Francis
                                  Goelet; (f) the Trust u/a dated
                                  December 18, 1931 f/b/o John Goelet; (g) the
                                  Trust u/a dated
                                  July 27, 1935 f/b/o John Goelet;
                                  (h) the Trust u/w of Robert Walton
                                  Goelet f/b/o John Goelet; and (i)
                                  the Trust u/a dated September 4,
                                  1980, as amended, f/b/o Anne de La
                                  Haye Jousselin

                                  JOHN H. MANICE



                                      /s/ John H. Manice*
                                  ------------------------------------
                                  Individually, and as Trustee of (a)
                                  the Trust u/a dated August 26, 1930
                                  f/b/o Beatrice G. Manice; (b) the
                                  Trust u/a dated July 27, 1935 f/b/o
                                  Beatrice G. Manice; and (c) the
                                  Trust u/w of Robert Walton Goelet
                                  f/b/o Beatrice G. Manice

                                  ROBERT G. MANICE



                                      /s/ Robert G. Manice*
                                  ---------------------------------------
                                  Individually, and as custodian for Henry W.
                                  Manice, Emily P. Manice and Harriet W. Manice under the New York Uniform Transfers to Minors Act

                                  AMELIA M. BERKOWITZ



                                      /s/ Amelia M. Berkowitz*
                                  -----------------------------------------
                                  Individually and as Trustee of the
                                  Trust u/a dated September 4, 1980,
                                  as amended, f/b/o Anne de La Haye Jousselin

                                  PAMELA MANICE



                                      /s/ Pamela Manice*
                                  -----------------------------------------
                                  Individually and as Trustee of (a)
                                  the Trust u/a dated August 26, 1930
                                  f/b/o Beatrice G. Manice; (b) the
                                  Trust u/a dated July 27, 1935 f/b/o
                                  Beatrice G. Manice; and (c) the
                                  Trust u/w of Robert Walton Goelet
                                  f/b/o Beatrice G. Manice

                                  RGG LIMITED PARTNERSHIP



                                      /s/ Robert G. Goelet*
                                  ----------------------------------------
                                  By:   Robert G. Goelet
                                  Its:   General Partner

                                  ROBERT GARDINER GOELET



                                      /s/ Robert Gardiner Goelet*
                                  -------------------------------------
                                  as Trustee of the Trust u/a dated July 27,
                                  1935 f/b/o Robert G. Goelet

                                  PHILIP GOELET



                                      /s/ Philip Goelet*
                                  -------------------------------------
                                  Individually and as Trustee of (a)
                                  the Trust u/a dated August 26, 1930
                                  f/b/o Beatrice G. Manice; (b) the
                                  Trust u/a dated July 27, 1935 f/b/o
                                  Beatrice G. Manice; (c) the Trust
                                  u/w of Robert Walton Goelet f/b/o
                                  Beatrice G. Manice; (d) the Trust
                                  u/a dated August 26, 1930 f/b/o
                                  Robert G. Goelet; (e) the Trust u/a
                                  dated July 27, 1935 f/b/o Robert G.
                                  Goelet; (f) the Trust u/w of Robert
                                  Walton Goelet f/b/o Robert G.
                                  Goelet; (g) the Trust u/a dated
                                  July 27, 1935 f/b/o Francis Goelet;
                                  (h) the Trust u/a dated December
                                  18, 1931 f/b/o John Goelet; (i) the
                                  Trust u/a dated July 27, 1935 f/b/o
                                  John Goelet; (j) the Trust u/w of
                                  Robert Walton Goelet f/b/o John
                                  Goelet; and (k) the Trust u/a dated
                                  September 4, 1980, as amended,
                                  f/b/o Anne de La Haye Jousselin

                                  CHRISTOPHER GOELET


                                      /s/ Christopher Goelet*
                                  ------------------------------------
                                  Individually and as Trustee of (a)
                                  the Trust u/a dated December 18,
                                  1931 f/b/o John Goelet; (b) the
                                  Trust u/a dated July 27, 1935 f/b/o
                                  John Goelet; and (c) the Trust u/w
                                  of Robert Walton Goelet f/b/o John
                                  Goelet

                                  GILBERT KERLIN



                                      /s/ Gilbert Kerlin*
                                  -----------------------------------

                                  WINDWARD OIL & GAS CORPORATION



                                      /s/ Gilbert Kerlin*
                                  ---------------------------------
                                  By:  Gilbert Kerlin
                                  Its:   President

                                  ARTHUR N. FIELD



                                      /s/ Arthur N. Field*
                                  ----------------------------------

                                  HENRIETTA GOELET



                                      /s/ Henrietta Goelet*
                                  ------------------------------------
                                  As Trustee of the Trust u/a dated
                                  December 17, 1976 f/b/o
                                  grandchildren of John Goelet

                                  ALEXANDRA C. GOELET



                                      /s/ Alexandra C. Goelet*
                                  -------------------------------------
                                  As Trustee of (a) the Trust u/a
                                  dated August 26, 1930 f/b/o Robert
                                  G. Goelet; (b) the Trust u/a dated
                                  July 27, 1935 f/b/o Robert G.
                                  Goelet; and (c) the Trust u/w
                                  Robert Walton Goelet f/b/o Robert
                                  G. Goelet

                                  ALEXANDRA GARDINER GOELET



                                      /s/ Alexandra Gardiner Goelet*
                                  -------------------------------------
                                  as Trustee of the Trust u/a dated July 27,
                                  1935 f/b/o Robert
                                  G. Goelet

                                  EDMOND DE LA HAYE JOUSSELIN



                                      /s/ Edmond De La Haye Jousselin*
                                  -------------------------------------
                                  As Trustee of (a) the Trust u/a
                                  dated August 26, 1930 f/b/o
                                  Beatrice G. Manice; (b) the Trust
                                  u/a dated July 27, 1935 f/b/o
                                  Beatrice G. Manice; (c) the Trust
                                  u/w of Robert Walton Goelet f/b/o
                                  Beatrice G. Manice; (d) the Trust
                                  u/a dated August 26, 1930 f/b/o
                                  Robert G. Goelet; (e) the Trust u/a
                                  dated July 27, 1935 f/b/o Robert G.
                                  Goelet; (f) the Trust u/w of Robert
                                  Walton Goelet f/b/o Robert G.
                                  Goelet; (g) the Trust u/a dated
                                  July 27, 1935 f/b/o Francis Goelet;
                                  (h) the Trust u/a dated December
                                  18, 1931 f/b/o John Goelet; (i) the
                                  Trust u/a dated July 27, 1935 f/b/o
                                  John Goelet; (j) the Trust u/w of
                                  Robert Walton Goelet f/b/o John
                                  Goelet; and (k) the Trust u/a dated
                                  September 4, 1980, as amended,
                                  f/b/o Anne de La Haye Jousselin

                                  ROBERT S. RICH



                                      /s/ Robert S. Rich*
                                  -----------------------------------
                                  As Trustee of (a) the Trust u/a
                                  dated December 18, 1931 f/b/o John
                                  Goelet; (b) the Trust u/a dated
                                  July 27, 1935 f/b/o John Goelet;
                                  (c) the Trust u/w of Robert Walton
                                  Goelet f/b/o John Goelet; and (d)
                                  the Trust u/a dated December 17,
                                  1976 f/b/o grandchildren of John
                                  Goelet

                                  GOELET, LLC



                                      /s/ Robert W. Kiley
                                  --------------------------------
                                  By:  Robert W. Kiley
                                  Its:   President and Chief
                                         Operating Officer



                                      /s/ Mark Rosenbaum
                                  --------------------------------
                                  By:  Mark Rosenbaum
                                  Its:   Chief Financial Officer
                                          and Treasurer

                                  *GOELET, LLC
                                  Attorney-in-fact



                                      /s/ Robert W. Kiley
                                  ------------------------------
                                  By:  Robert W. Kiley
                                  Its:   President and Chief
                                         Operating Officer



                                      /s/ Mark Rosenbaum
                                  -------------------------------
                                  By:  Mark Rosenbaum
                                  Its:   Chief Financial Officer
                                          and Treasurer

                                                                    SCHEDULE I

                    Shareholder
                    -----------                        Number of Shares     Weighted      Number of
                                                             Sold            Average     Shares held
                                                                            Price per     after such
                                                                              Share          Sales
                                                       ----------------     ---------    -----------

Robert G. Goelet, Philip Goelet, Edmond                     308,223           $25.49        697,047
de La Haye Jousselin, John H. Manice and
Pamela Manice, as Trustees under Agreement dated
August 26, 1930 for the
benefit of Beatrice G. Manice

Robert G. Goelet, Philip Goelet, Edmond                     99,072            $26.99        224,051
de La Haye Jousselin, John H. Manice and
Pamela Manice, as Trustees under
Agreement dated July 27, 1935 for the
benefit of Beatrice G. Manice

Robert G. Goelet, Philip Goelet, Edmond                     66,047            $27.01        149,367
de La Haye Jousselin, John H. Manice and
Pamela Manice, as Trustees of the Trust
under the Will of Robert Walton Goelet for the
benefit of Beatrice G. Manice

Alexandra C. Goelet, Philip Goelet and                        --               --          1,005,270
Edmond de La Haye Jousselin, as Trustees
under Agreement dated August 26, 1930 for the
benefit of Robert G. Goelet

Alexandra C. Goelet, Philip Goelet, Edmond de La              --               --           323,123
Haye Jousselin, Alexandra Gardiner Goelet and
Robert Gardiner Goelet, as Trustees under Agreement
dated July 27, 1935 for the benefit of Robert G.
Goelet

Alexandra C. Goelet, Philip Goelet, Robert G.                 --               --           323,122
Goelet and Edmond de La Haye Jousselin, as Trustees
of the Trust under the Will of Robert Walton Goelet
for the benefit of Robert G. Goelet

                    Shareholder
                    -----------                        Number of Shares     Weighted      Number of
                                                             Sold            Average     Shares held
                                                                            Price per     after such
                                                                              Share          Sales
                                                       ----------------     ---------    -----------

Robert G. Goelet, Philip Goelet and Edmond de La            99,072            $26.45        224,051
Haye Jousselin, as Trustees of the Trust under
Agreement dated July 27, 1935 for the benefit of
Francis Goelet

Robert G. Goelet, Philip Goelet, Christopher                171,893           $25.00        388,738
Goelet, Edmond de La Haye Jousselin and Robert S.
Rich, as Trustees of the Trust under Agreement
dated December 18, 1931 for the benefit of John
Goelet

Henrietta Goelet and Robert S. Rich, as                     87,419            $25.00        67,237
Trustees of the Trust under Agreement
dated December 17, 1976 for the benefit
of grandchildren of John Goelet

Robert G. Goelet, Philip Goelet, Christopher                73,668            $25.00        166,602
Goelet, Edmond de La Haye Jousselin and Robert S.
Rich, as Trustees of the Trust under Agreement
dated July 27, 1935 for the benefit of John Goelet

Robert G. Goelet, Philip Goelet, Christopher                21,390            $25.00        178,835
Goelet, Edmond de La Haye Jousselin and Robert S.
Rich, as Trustees of the Trust under the Will of
Robert Walton Goelet for the benefit of John Goelet

RGG Limited Partnership                                       --               --           385,637

John H. Manice                                              10,826            $25.59        24,482

Robert G. Goelet, Philip Goelet, Edmond de La Haye            --               --           46,774
Jousselin and Amelia M. Berkowitz, as Trustees of
the Trust under Agreement dated September 4, 1980,
as amended, for the benefit of Anne de La Haye
Jousselin

Robert G. Manice                                             3,846            $25.47         8,697

Robert G. Manice, as custodian for Henry W. Manice            381             $25.47          863
under the New York Uniform Transfers to Minors Act

                    Shareholder
                    -----------                        Number of Shares     Weighted      Number of
                                                             Sold            Average     Shares held
                                                                            Price per     after such
                                                                              Share          Sales
                                                       ----------------     ---------    -----------

Robert G. Manice, as custodian for Emily P. Manice            381             $25.47          863
under the New York Uniform Transfers to Minors Act

Robert G. Manice as custodian for Harriet W. Manice           381             $25.47          863
under the New York Uniform Transfers to Minors Act

Amelia M. Berkowitz                                          9,754            $27.59        22,060

Pamela Manice                                               10,745            $25.00        24,299

Philip Goelet                                               18,704            $25.00        42,298

Christopher Goelet                                          18,198            $25.00        41,155

Gilbert Kerlin                                                --               --           747,546

Arthur N. Field                                               --               --            8,114

